Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in the Registration Statement on Form S-3 filed on April 14, 2011, as amended by Amendment No. 1 thereto filed on June 29, 2011 (No. 333-173520), and in the Registration Statements of the Company on Form S-3 (No. 333-169517, No. 333-168644 and No. 333-152311) and Form S-8 (No. 333-168039, No. 333-144878 and No. 333-138704), of our report dated March 26, 2012, relating to the statement of operating revenues and direct operating expenses of properties acquired by Kodiak Oil & Gas Corp. on January 10, 2012 which appear in Exhibit 99.1 to this Current Report on Form 8-K dated January 10, 2012.

/s/ Hein & Associates LLP

Denver, Colorado

March 26, 2012